Exhibit 10.8

March 29, 2019

Andy Woodward

216 Inslee Ave
San Antonio, TX 78209

Email: woodward.andy@gmail.com

Dear Andy:

On behalf of the management team at BKEP Management, Inc. (BKEP), it is my pleasure to extend an offer of employment to you. I know you will make a significant contribution to our team. Information regarding your compensation and benefits package is below:

Job Information

Your job title will be Chief Financial Officer and the role will serve as an Officer in the Company. You will office out of our Tulsa, OK office. You will report directly to Mark Hurley, CEO.

You will be employed by BKEP Management, Inc., which is the U.S. provider of services to Blueknight Energy Partners, L.P.

Compensation

Annual base salary of $350,000 per year to be paid on a bi-monthly basis on the 15th and last day of the month in the amount of $14,583.33 for each pay period worked.

As a fulltime employee, you will be eligible to participate in the Company’s annual Cash Bonus Incentive Program and our annual Long-Term Incentive Program (LTIP), both programs currently have a 50% of base target for your level of employment. Participation is each program is discretionary based on Company and individual level of performance.

For the 2019 performance year, you are guaranteed a minimum end-of year performance cash bonus in the amount of $160,000. Additionally, you will receive a minimum of $160,000 worth of Long-Term Incentive units (LTI) as part of the 2020-22 Program. LTI may be paid in BKEP units or cash equivalent. Cash bonus and LTI phantom units are payable in full on the regularly scheduled March 2020 bonus payout date.

You will receive a sign-on bonus consisting of both cash and LTI units. A cash bonus payment will be made in the amount of $50,000 payable in one lump sum on your first paycheck following 90 days of employment. Additionally, you will receive $50,000 worth of LTI units. LTI grant will be awarded following 30 days of employment. Unit grant price will be determined by using the average market closing price of the last three market days in May 2019.

Your eligibility for all bonus and LTI payments is based on your being employed in good standing on the date of payment. All bonus and LTI payments are subject to all applicable taxes and withholdings.

Additionally, you are eligible for Make-Whole Payments. Payments in the amount specified in Table A (below) under Payment Amount will be paid to you on each listed Payment Date. You are only entitled to a Make-Whole Payment if you have been continuously employed in good standing by BKEP until each applicable payment date. In the event BKEP ends your employment for any reason other than for cause prior to all payments being made to you, a lump-sum payment equal to the amount of the unpaid Make-Whole Payments will be paid within 10 days of termination and is conditioned on the execution by you of a release of all employment-related claims within the applicable period following the date of termination provided in such release that is not revoked by you during any applicable revocation period. In the event you end your employment for any reason, including by death or total disability, no un-paid balance of Make-Whole Payments will be paid.

Table A: Make-Whole-Payments

Payment Date	Payment
December 31, 2019	$150,000
December 31, 2020	$200,000
December 31, 2021	$200,000
Total Make-Whole Payments:	$550,000

Relocation Assistance

Company agrees to reimburse you for normal business travel expenses (up to 2 people) per our travel policy for one house hunting trip to Tulsa, OK including airfare, overnight (up to 2 nights), car rental, and meals.

Company agrees you will be able to commute between San Antonio, TX and Tulsa, OK through June 30, 2019 with the expectation that you will work from Tulsa the vast majority of those days. During this time, Company agrees to pay for one round trip coach airfare each week; overnight accommodations up to five nights each week and ground transportation up to five days while in Tulsa. All meals are excluded.

Additionally, you will receive relocation assistance in the amount of $45,000, or an amount mutually agreed between you and the Company based on actual expenses subject to the terms and conditions of your Relocation Agreement.

Employee Benefits

As a full-time employee, you will be eligible to participate in the BKEP employee benefit program. BKEP offers a competitive array of employee benefits, including medical, dental/vision, disability, base life, optional life, optional AD&D, 401(k), cafeteria plan, as well as paid time off benefits.

Your eligibility to participate in the Company’s employee benefit plans is governed by applicable laws and the benefit plan documents, both of which can change at any time.

Please refer to the attached benefits brochure for further details.

Additional Benefits

In addition to our employee medical coverage, you will be eligible to participate in our Supplemental Medical Reimbursement Plan. Please see the attached Plan overview for additional benefit information.

Benefits Effective Date

You will be eligible to participate in the Company’s benefit plans on the first of the month immediately following your hire date. Please remember you must enroll in the benefit plans within 30 days after your hire date or you will not have coverage.

Paid-Time-Off (PTO)

You will be eligible to use 22 days of PTO annually during your first through twentieth year of service (amount is prorated for year one based on hire date). After twenty years of continuous service, your available paid vacation will follow the current Vacation Policy as described in the Employee Handbook.

If you leave the Company for any reason prior to one year of service, you will not be paid the remaining balance of paid time off.

Employment Agreement

You will receive an Employment Agreement as soon as administratively feasible following 90 days of employment. The terms of the Agreement will include but not limited to one-year base pay and continuation of applicable employee benefits for one year should you have a loss of employment occur through no fault of your own. If there is a change of control resulting in your loss of employment, the base pay benefit extends to 24 months of pay. Terms of the LTIP Agreement include accelerated vesting of phantom LTI units in the event of loss of employment that occurs through no fault of your own.

Hire Date	April 29, 2019
Contingency

This offer of employment is contingent upon successful completion of a background check and pre-employment drug screen. You will be given information regarding your pre-employment drug screen and background check upon acceptance of this offer.

Please complete the attached consent form and return it to me by email at kveit@bkep.com or by fax at 918-237-4002. Once this information is received he will have our vendor set up your appointment date, time and location. Vender will be sending you a confirmation email with the paperwork that you must take with you to your appointment.

On behalf of the Blueknight Energy Partners Management Team, we look forward to working with you in the future. If you have any questions regarding this offer of employment, please feel free to call me. To confirm acceptance of our employment offer, please complete the acknowledgement section below and forward the original signed version of this letter to my attention.

Sincerely,

/s/ Kevin Veit

Kevin Veit

Vice President of Human Resources

Blueknight Energy Partners, L.P.

ACKNOWLEDGEMENT

Check One:

☒	Offer Accepted
☐	Offer Declined

David Andrew Woodward	[Redacted]
Print Name (as it appears on your Social Security card)	Social Security Number

/s/ David Andrew Woodward	3/31/2019
Signature	Date

Send faxed or scanned acknowledgments to: 918 237- 4002 or to kveit@bkep.com